Exhibit 99.1

Earnings Release 4Q20

Copel reports adjusted EBITDA of R$ 1.5 billion in the fourth quarter

4Q20 Results
Conference Call
03.18.2020 – 2:00 p.m
(Brazilian time)
Telephone
(+1 646) 843-6054
Code: Copel

- EBITDA (including discontinued operations) of R$ 1,377 million in 4Q20 (+ 32%)
- Net income (including discontinued operations) of R$ 1,123 million in 4Q20 (+ 88%)
- Operating cash generation of R$ 979.4 million in 4Q20 (+ 16.3%)
- Dividend Proposal of R$ 2,541.8 million (payout of 65%)
- The Bylaws Reform Approved - Advances in Corporate Governance
- Stock Split in the ratio of 1 to 10
- UNIT Program – composed by 1 ON (CPLE3) and 4 PNB (CPLE6)

	4Q20 (1)	3Q20 (2)	4Q19 (3)	Var.% (1/3)	2020 (4)	2019 (5)	Var. % (4/5)
Net Operating Revenues (R$ million)	5,655.2	4,329.8	4,324.0	30.8	18,633.2	15,869.2	17.4
Operating Costs and Expenses (R$ million)	4,724.6	3,494.5	3,628.2	30.2	14,573.5	12,673.7	15.0
Operating Income (R$ million)	1,039.0	938.3	641.2	62.0	5,119.5	2,846.9	79.8
Net Income (R$ million)	1,123.4	683.7	596.5	88.4	3,909.8	2,062.9	89.5
Earnings per share (R$)[1]	3.89	2.45	2.29	69.8	13.97	7.59	84.0
EBITDA (R$ million)	1,308.7	1,137.9	1,034.5	26.5	5,263.2	4,253.0	23.8
Return on Shareholders' Equity (annualized)[2]	28.1%	16.5%	15.4%	82.1	26.5%	15.9%	66.6
Grid Market (GWh)	8,019	4,471	7,763	3.3	30,079	30,634	(1.8)
Capex (R$ million)[3]	620.2	420.5	512.0	21.1	1,841.9	1,860.3	(1.0)
EBITDA Margin	23.1%	26.3%	23.9%	(3.3)	28.2%	26.8%	5.4
Operating Margin	18.4%	21.7%	14.8%	23.9	27.5%	17.9%	53.2
Net Margin	19.9%	15.8%	13.8%	44.0	21.0%	13.0%	61.4

[1] Consider the Net Income attributed to the shareholders of the parent company.
[2] Consider the initial shareholders' equity for the year.
[3] Includes contributions and advances for future investments and capital increases.
Values subject to rounding adjustments.

Average Rates (R$/MWh)	Dec-20	Sep-20	Jun-20	Mar-20	Dec-19
Power Purchase Average Rate - Copel Dis [1]	212.96	206.25	207.78	189.93	179.87
Retail Average Rate - Copel Dis[2]	537.81	536.07	525.96	536,70	534.32
Sales to Distributors Average Rate - Copel GeT[3]	201.66	200.30	198.92	196.95	198.27

Indicators	Dec-20	Sep-20	Jun-20	Mar-20	Dec-19
Equity (R$ Thousand)	20,250,518	20,329,426	19,649,760	18,109,128	17,598,212
Net debt (R$ Thousand)	6,400,329	6,389,260	7,433,039	7,763,820	8,249,852
Book Value per Share (R$)	7400.0%	74.29	71.80	66.17	64.31
Net debt/ Shareholders' Net Equity[4]	49.1%	50.7%	54.8%	61.8%	65.8%
Current Liquidity	1.2	1.4	1.5	1.5	1.5

[1] Considers PIS/COFINS.
[2] Does not consider tariff flags. ICMS net.
[3] Considers PIS/COFINS. ICMS net.
[4] Considers gross debt without endorsements and guarantees.

CPLE3 | R$ 70.00	ELP | US$ 14.30	Market value | R$ 18.3 bi
CPLE6 | R$ 74.94	XCOP | € 9.50	* Quotes 12.31.2020. Do not consider split.

LIST OF CONTENTS

LIST OF CONTENTS

1. Main Events in the Period	3
2. Financial Performance	8
2.1 Operating Revenues	8
2.2 Operating Costs and Expenses	9
2.3 Equity in the Earnings of Subsidiaries	12
2.4 EBITDA	12
2.5 Financial Result	13
2.6 Consolidated Net Income	14
2.7 Consolidated Income Statement	15
3. Main Accounts and Balance Sheet Changes	16
3.1 Main Accounts	16
3.2 Balance Sheet – Assets	18
3.3 Debt	19
3.4 Balance Sheet – Liabilities	22
4. Performance of the Main Companies	23
4.1 Copel Geração e Transmissão (Consolidated Result)	23
4.2 Copel Distribuição	25
4.3 Copel Telecomunicações	26
4.4 Copel Comercialização (Copel Energia)	28
4.5 Accounting Information	29
5. Investment Program	29
6. Power Market and Tariffs	30
6.1 Captive Market – Copel Distribuição	30
6.2 Grid Market (TUSD)	31
6.3 Electricity Sales	31
6.4 Total Energy Sold	32
6.5 Energy Flow	34
6.6 Tariffs	38
7. Capital Market	39
7.1 Capital Stock	39
7.2 Stock Performance	40
7.3 Dividends and Interest on Own Capital	41
8. Operating Performance	42
8.1 Power Generation	42
8.2 Transmission	46
8.3 Distribution	48
8.4 Telecommunications	50
8.5 Equity Interests	51
8.6 New Projects	52
9. Other Information	53
9.1 Human Resources	53
9.2 Main Operational Indicators	54
9.3 Conference Call 3Q20 Results	55
Exhibit I – Consolidated Cash Flow Statement	56
Exhibit II – Financial Statements – Wholly Owned Subsidiaries	57
Exhibit III – Financial Statements by Company	61
Balance Sheet by Company	61

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1. Main Events in the Period

In 4Q20, earnings before interest, taxes, depreciation and amortization reached R$ 1,308.7 million, 26.5% higher than the R$ 1,034.5 million recorded in 4Q19. This result is basically due to the 82.5% growth in the “electricity sales to distributors” line, mainly due to the commercialization of 564 GWh of energy produced by UTE Araucária (“UEGA”) in 4Q20 and the higher volume of energy sold in bilateral contracts by Copel Mercado Livre; (ii) the 14.7% increase in the “use of the main distribution and transmission grid” line, a consequence of the 3.3% growth in the distributor's grid market and the periodic tariff review and tariff readjustment in transmission contracts , and by the net record of R$ 178.2 million in reversals in the "provisions and reversals" line, partially offset by the 32.5% increase in "electricity purchased for resale". Excluding non-recurring items, adjusted EBITDA was R$ 1,489.1 million, 50.6% higher than that recorded in 4Q19. More information in item 2.4.

Full Approval of Resolutions at the Extraordinary General Meeting (“EGM”)

On March 11, 2021, the matters of the Bylaws Reform were approved at the EGM, which contemplates significant advances in corporate governance, highlighting (i) the guarantee that the current statutory provision that requires the full application of tariff readjustments, approved by National Electric Energy Agency (“ANEEL”), cannot be altered or deleted without the approval of the majority of shareholders holding preferred shares; (ii) the increase from 2 to 3 in the number of members elected by the non-controlling shareholders on the Board of Directors (“CAD”); and (iii) the inclusion of an independent external member in the Statutory Audit Committee.

Three CAD advisory committees were also set up, namely:

•	Investment and Innovation Committee, with the purpose of evaluating and issuing recommendations on the Company's investment plans, composed of 3 members of the CAD, one of whom is a representative of minority shareholders;
•	Sustainable Development Committee with the purpose of assisting the CAD in proposing guidelines, policies and main topics related to people management and ESG;
•	Minority Committee for the purpose of analyzing and issuing recommendations and opinions on matters involving transactions between the Company and the controlling shareholder.

Stock Split and UNIT Program

The new Bylaws of the Company, approved by the Extraordinary General Meeting held on March 11, 2021, also establishes the split of shares in the ratio of 1 to 10, with the shares being traded ex-split as of December 12, March 2021. Additionally, the new Bylaws contemplates the institution of the UNIT Program, which will be composed of 5 shares issued by the Company, being 1 ON (CPLE3) and 4 PNB (CPLE6) and, in the context of the formation of UNITs, the Statute allows the possibility of converting shares from 1 ON to 1 PNB (and vice versa).

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Migration to Level 2 of B3 Governance

The new bylaws also contemplate the adhesion to B3's Level 2 of Corporate Governance, which establishes, among others: (i) the 100% Tag along for Common and Preferred shares, giving equal treatment to the Company's shareholders; and (ii) the right to vote for preferred shareholders in matters dealing with the transformation, incorporation, spin-off or merger of the Company, with the departure from level 1 and migration to level 2 of B3's Corporate Governance subject to the future realization and settlement of a public offering for the secondary distribution of shares or UNITS owned by State of Paraná́ and issued by the Company, as per Material Fact 01/21 of January 8, 2021. Such condition is provided for in Article 114 of the Bylaws.

Copel's New Dividend Policy

On January 20, 2021, the Company's Board of Directors (“CAD”) approved Copel's new Dividend Policy (“New Policy”). The New Policy aims to provide more transparency and predictability of the flow of payment of earnings to shareholders, defining judicious parameters that preserve the Company's strategic and financial guidelines in the medium and long term, namely:

•       Limits for Financial Leverage Index = Net Debt/EBITDA (“Leverage”);

•       Maintenance of Available Cash Flow (“ACF” or “FDC”), with ACF being the cash generated by operating activities, less investments made (“CAPEX”) in the period (ACF = Operating Cash - CAPEX);

•       Increase in distribution frequency from 1 event to at least 2 annual payment events.

Thus, considering the level of indebtedness, operating cash generation and the realized CAPEX, proposals for regular dividends will be calculated according to the criteria below:

a)        Leverage below 1.5x = 65% of Adjusted Net Profit

b)        Leverage between 1.5x and 2.7x = 50% of Adjusted Net Profit

c)        Leverage over 2.7x = 25% of Adjusted Net Profit

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In order to preserve the ability to make sustainable investments, the amounts calculated above, except for the mandatory dividend, will always be limited by the ACF. Additionally, the company will try not to exceed the 2.7x leverage.

Available Cash Flow (“ACF” or “FDC”)

The Available Cash Flow is defined in the Dividend Policy as: ACF = Cash generated by Operating activities, less net cash used by investment activities, being: a) Cash Generated by Operating Activities: cash generated by activities operating in the fiscal year, before taxes, contributions (IRCS) and financial charges. b) Net cash used by investment activities: amount invested in the year in non-current assets. The Table below shows the calculation of the FCD for the fiscal year 2020:

Bookkeeping Agent

On January 20, 2021, the Company's Board of Directors approved the implementation of the book-entry share system and, as a result, the hiring of Banco Bradesco S.A. (“Banco Bradesco”) as the book-entry bank for the Company's shares and, if it comes to the UNIT Program be approved, as the issuing agent of UNITs.

Thus, since February 8, 2021, the service to the holders of shares is carried out by Bradesco's branch network, present throughout the national territory.

CCVA - Copel Telecom

On January 14, 2021, Copel Telecom's Share Purchase and Sale Agreement (CCVA) was signed with Bordeaux Participações S.A., a company belonging to Bordeaux Fundo de Investimento em Participações Multiestratégia, winner of the bidding contest DDN Auction No. 01/2020, as part of the sale of 100% (one hundred percent) of the shares issued by Copel Telecomunicações ("Copel Telecom") owned by the Company. The conclusion of the disposal transaction is subject to compliance with the conditions defined in the Notice and in the CCVA, including the approvals of the Administrative Council for Economic Defense - CADE and the National Telecommunications Agency – ANATEL.

5

Result of Incentive Dismissal Programs (“PDI”)

At the end of December 2020, the PDI for Copel Distribuição's Call Center employees was concluded, and of the 375 eligible employees, 169 employees joined the program. Considering the results of the previous PDI, which ended on December 1, 2020 with the termination of 311 employees, the Company ended 2020 with the adhesion of 480 employees to the incentive dismissal programs, The indemnities, recorded in the personnel cost line in 4Q20, amounted to R$ 66.8 million, while the potential cost reduction is estimated at R$ 68.1 million as of 2021, an amount that rises to R$ 77.1 million as of 2022, when the effects of the PDI of the Call Center starts to be perceived.

Inclusion of CPLE6 in the Ibovespa Portfolio and ICO2

The Company's category “B” (“PNB”) preferred shares (CPLE6) were included in the theoretical portfolio of Ibovespa, which became effective on January 4, 2021, with a 0.431% interest. The Ibovespa has 81 assets from 78 companies and is the main stock index in the Brazilian market, corresponding to approximately 80% of the number of deals and the financial volume of our capital markets. On the same date, the PNB shares (CPLE6) also became part of the portfolio of the Carbon Efficient Index (“ICO2”) of B3, an index that contains shares of 58 companies that prove their commitment to the transparency of their emissions and that are preparing for a low carbon economy. The entry in the ICO2 index is the recognition of the measures that Copel has been carrying out in recent years with the aim of reducing the environmental impact of its operational activities. It is also worth mentioning that Copel has been a signatory to the United Nations Global Compact since its constitution and acts to achieve the 17 Sustainable Development Goals (“ODS”), primarily in ODS 13 - Action against Climate Change, specifically in business in that acts.

Board of Directors approves Carbon Neutrality Plan

On March 17, 2021, the Company's Board of Directors (“CAD”) approved the Carbon Neutrality Plan, with the objective of contributing to the commitments established in the Paris Agreement. The Carbon Neutrality Plan contemplates the reduction of Greenhouse Gas Emissions (GHG) and the compensation of residual emissions until 2030, for the assets that Copel has operational control (according to the concept established in the GHG Protocol methodology).

Board of Directors installs Innovation and Investment Committee

On March 11, 2021, the Extraordinary General Meeting approved the installation of the Innovation and Investment Committee, instituted by Copel's new Bylaws and subordinate to the Board of Directors. The Committee is responsible for evaluating and issuing recommendations on the plans for Copel's investments and, also, to ensure compliance with the Company's Investment Policy. The following Directors of the Company were elected to compose the committee: Marco Antônio Barbosa Cândido, Daniel Slaviero and Olga Stankevicius Colpo.

6

Capex 2021

In 2021, Copel intends to make investments in the amount of R$ 1,902.7 million, a reduction of 3.3% in relation to what was carried out in 2020. The distribution segment stands out, with planned investments in the amount of R$ 1,217.6 million for the execution of works to improve, modernize, expand and reinforce the electricity distribution system in Paraná State. In the generation and transmission segment, R$ 622.8 million will be invested in works under construction, such as the PCH Bela Vista and the Jandaíra Wind Complex. More details in item 5.

Coronavirus (COVID-19) - Contingency Commission

As of March 2020, Copel's Management issued rules aimed at ensuring compliance with measures to contain the spread of the disease in the Company and minimize its impacts and potential impacts in the administrative, operations and economic-financial areas.In this line, Copel established a Contingency Commission, with the objective of monitoring and mitigating the impacts and consequences in the main activities of the Company, based on the 4 defined pillars: (i) safety of people, (ii) continuity of essential activities, (iii) monitoring of the guidelines and requirements of the regulatory bodies, and (iv) preservation of adequate financial conditions to withstand the crisis. Among the main initiatives implemented by the Company, there are actions to prevent and mitigate the effects of contagion in the workplace, such as: adoption of work in the home office in areas where it is possible to adopt this format, travel restrictions, meetings by video conference, daily monitoring of the health and well-being of employees and contingency protocols in order to fully maintain the operations of the electricity, telecommunications and piped gas infrastructure, preserving the health of its professionals, their safe access to locations of work, an environment that preserves the distance between individuals, hygiene and access to personal protective equipment. Likewise, Copel adopted several actions in favor of its customers, maintaining the reliability and availability of its plants, of the electricity and gas transmission and distribution systems and of telecommunications, so that they can stay connected and take advantage of the Company services in this critical moment of pandemic and social distance. Copel and its employees go to great lengths to ensure that Copel customers and their families remain healthy and safe in their homes, maintaining all the services that contribute to providing comfort and connectivity to everyone.

7

Copel Distribuição – 16.3% efficient

Copel Distribuição recorded EBITDA of R$ 216.2 million in 4Q20, 0.4% less than the R$ 217.0 million recorded in 4Q19. In the last 12 months, considering the adjusted numbers and including, for the specific purposes of this calculation, part of the costs incurred with PLR in 2020, the distributor accumulated an adjusted EBITDA of R$ 1,357.0 million, an amount 16.3% above the regulatory EBITDA of R$ 1,167.3 million in the same period, equivalent to an efficiency of R$ 189.7 million. More information in item 4.2.

Cyberattack

In February, Copel suffered a cyberattack on some of its servers, causing unavailability of part of its systems. The operation and protection systems detected the attacks and, immediately, the Company followed the security protocols, including suspending the operation of its computerized environment to protect the integrity of the information. The full assessment of what happened is in progress, including the monitoring of the case by the competent authorities. To date, no damage has been identified to the Company's systems.

2. Financial Performance

The analyzes below refer to the fourth quarter of 2020, compared to the same period of 2019.

2.1 Operating Revenues

Net operating revenue totaled R$ 5,655,2 million in 4Q20, an increase of 30.8% in relation to the R$ 4,324.0 million reported in 4Q19. This result is mainly due to (i) the 82.5% growth in the “electricity sales to distributors” line, mainly due to the commercialization of 564 GWh of energy produced by UTE Araucária (“UEGA”) in 4Q20 and the higher volume of energy sold under contracts bilateral agreements by Copel Mercado Livre; and (ii) the 14.7% increase in the line “use of the main distribution and transmission grid”, effect of the 3.3% growth in the distributor's grid market and the periodic tariff review of the transmission contract 060/2001 and the tariff readjustment applied to other transmission contracts. The “electricity sales to final customers” line remained practically stable, with an increase of 0.1%, reflecting the higher volume of energy sold to free consumers by Copel Mercado Livre, offset by the 0.7% reduction in the volume of energy sold to captive market of the distributor.

This result was partially offset by the 57.9% reduction in the "distribution of piped gas" line, mainly influenced by the reduction in the volume of gas supply, due to the closure of large customer activities at the beginning of 1Q20 and reflections of the Covid-19 pandemic that reduced economic activity, mainly in the industrial, commercial and vehicular segments.

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It is also noteworthy that, due to the progress of the Copel Telecomunicações’ divestment process, Copel's Management concluded that, on September 30, 2020, the requirements of CPC 31 were met to classify the telecommunications segment's assets and liabilities as held for sale and also for the disclosure of this segment as a discontinued operation. As a result, Copel Telecomunicações' revenues, costs and expenses are presented in a single line of Copel's consolidated income statement of September 30, 2020 (except for depreciation / amortization of part of the assets that will be held at Copel after the sale and the "Personnel and management" and "Pension and healthcare plans"). More information in NE nº 41 of the ITRs.

In 2020, net operating revenue reached R$ 18,633.2 million, 17.4% higher than the R$ 15,869.2 million recorded in the same period of 2019, due to the 31.9% increase in “electricity sales to distributors”, due to the dispatch of 983 GWh from UEGA in 2020 and the volume of energy sold in bilateral contracts by Copel Mercado Livre, and the recording, in the “other operating revenues ” line, of R$ 810.6 million related to PIS/Pasep and Cofins on ICMS.

2.2 Operating Costs and Expenses

In 4Q20, operating costs and expenses increased 30.2%, totaling R$ 4,724.6 million, mainly as a result of (i) the 32.5% increase in “electricity purchased for resale” resulting from (a) the higher cost with the purchase of energy at CCEE, due to the higher average PLD (R$ 352.94 / MWh in 4Q20 compared to R$ 272.82 / MWh in 4Q19); (b) the higher cost resulting from bilateral contracts to cope with the higher volume of energy sold by Copel Comercialização on the free market; and (c) the impact of the dollar variation on the energy contract with Itaipu; (ii) 73.4% growth in the “charges of the main distribution and transmission grid” line, due to higher expenses with charges for system services - (ESS); and (iii) the registration of R$ 261.1 million in the line "materials and supplies for power electricity", compared to R$ 47.0 million in 4Q19, as a result of the acquisition of natural gas for the operation of UEGA.

9

Operating costs and expenses were partially offset (i) by the reversal of R$ 178.1 million in the "provisions and reversals" line, of which R$ 139.4 million refer to the reversal of impairment in the generation segment and R$ 47.3 million on litigation, an effect arising mainly from tax and labor disputes (R$ 44.9 million related to an INSS share on PLR), partially offset by the provision of R$ 11.9 million for expected credit losses ( customers and other credits); and (ii) the 37.4% drop in “natural gas and supplies for the gas business”, reflecting the reduction in demand for the input, caused by the departure of a large customer and the effects of the pandemic on the Compagas market.

PMSO costs (except for estimated losses and the provisions and reversals line) increased 51.4%, mainly due to the 46.7% increase in expenses with “personnel and management” and a R$ 59,1 million recorded in 4Q20 in “other operating costs and expenses” that reflect the effect of the repeal , in 4Q19, of the law that instituted the Control, Monitoring and Inspection Fee for Exploration Activities and the Use of Water Resources - TCFRH (positive effect of R$ 129.4 million in the “other operating costs and expenses” line). The R$ 76.9 million recorded in this line in 4Q19, are a consequence of the reversal of costs with the water rate in that period.

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Specifically on costs with “personnel and management”, the 46.7% increase is related to the higher record of profit sharing (“PLR”) and performance premium (“PPD”), which are due to the higher results of the Company. Neutralizing the effects of the provision for PPD and PLR and the provision for the PDI, the “P” line would have decreased 8.4% in comparison with the same period of the previous year, despite the salary increase of 3.89%, according to a collective agreement in October 2020 (2.92% in October 2019), partially offset by the reduction in the workforce and cost reduction policy.

In 2020, total operating costs and expenses reached R$ 14,573.5 million, an amount 15.0% higher than the R$ 12,673.7 million registered in 2019. It is also noteworthy that Copel's Management concluded, on September 30, 2020, that the requirements of CPC 31 were met to classify the assets and liabilities of the telecommunications segment as held for sale and, also, for the disclosure of this segment as discontinued operation. As a result, Copel Telecomunicações' revenues, costs and expenses are presented in a single line of Copel's consolidated income statement as of September 30, 2020 (except for depreciation / amortization of part of the assets that will be held at Copel after the sale and the "personnel and management " and "private pension and healthcare plan"). More information in note 41 of the Financial Statements.

It should also be noted that as of October 1, 2020, the depreciation and amortization of assets that will be sold ceased, after their reclassification to current assets, in the line of assets classified as held for sale, in compliance with what determines item 25 of CPC 31.

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2.3 Equity in the Earnings of Subsidiaries

Equity in the earnings of subsidiaries reflects gains and losses from investments in Copel’s investees and jointly-controlled company, are presented in the table below.

2.4 EBITDA

In 4Q20, earnings before interest, taxes, depreciation and amortization reached R$ 1,308.7 million, 26.5% higher than the R$ 1,034.5 million recorded in 4Q19. This result is basically due to the 82.5% growth in the “electricity sales to distributors” line, mainly due to the commercialization of 564 GWh of energy produced by UTE Araucária (“UEGA”) in 4Q20 and the higher volume of energy sold in bilateral contracts by Copel Mercado Livre; (ii) the 14.7% increase in the “use of the main distribution and transmission grid” line, a consequence of the 3.3% growth in the distributor's grid market and the periodic tariff review and tariff readjustment in transmission contracts , and by the net record of R$ 178.2 million in reversals in the "provisions and reversals" line, partially offset by the 32.5% increase in "electricity purchased for resale". Excluding non-recurring items, adjusted EBITDA was R$ 1,489.1 million, 50.6% higher than that recorded in 4Q19.

Non-recurring items are listed in the following table:

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In 2020, EBITDA with discontinued operations grew 28.9% in relation to 2019, while, disregarding the non-recurring effects, adjusted EBITDA grew 20.2%.

If we do not consider Equity Income, the adjusted EBITDA in 4Q20 would be R$ 1,379.0 million, an increase of 49.5% in relation to 4Q19, while the adjusted EBITDA, without equity in 2020 would be R$ 4,763.2 million, an increase of 16.8% in relation to the R$ 4,078.7 million registered in 2019.

2.5 Financial Result

In 4Q20, the financial result was a negative R$ 1.7 million, compared to a negative R$ 121.2 million in 4Q19. Financial income totaled R$ 256.1 million, an increase of 33.6% compared to the R$ 191.7 million recorded in the same period of the previous year, mainly reflecting the monetary variation of the IGP-DI applied to the balance of the pass-through CRC and 53.3% growth in arrears on energy bills, reflecting the higher balance of overdue accounts due to the economic crisis.

Financial expenses totaled R$ 257.8 million, a balance 17.6% lower than that recorded in 4Q19, as a result of the lower variation in debt charges, mainly the lower interest on loans and financing.

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In 2020, the financial result reached R$ 866.3 million, compared to a negative R$ 455.4 million in 2019, and, in addition to the factors mentioned above, in the accumulated result for the year, the variation is also justified by the recognition of revenue financial loss of R$ 940.9 million resulting from the registration of tax credits in 2Q20.

2.6 Consolidated Net Income

In 4Q20, Copel recorded net income of R$ 1,088.3 million, an amount 65.7% higher than the R$ 656.7 million presented in the same period of 2019. Year-to-date, net income grew 76.6% compared to 2019, closing 2020 at R$ 3,834.2 million.

The above figures do not consider the effects of the accounting reclassification referring to Copel Telecom's “discontinued operation”. Accordingly, including the amounts arising from discontinued operations, Copel recorded a net profit of R$ 1,123.4 million in 4Q20, an amount 88.7% higher than the R$ 596.5 million presented in the same period of 2019, whereas, in 2020, net income, including discontinued operations, grew 89.5% compared to 2019, closing the period at R$ 3,909.8 million. More information in Explanatory Note No. 41 to the Financial Statements.

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2.7 Consolidated Income Statement

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3. Main Accounts and Balance Sheet Changes

The main accounts and changes in the Balance Sheet in relation to December 2019 are described below. Additional information can be found in the Notes to our Quarterly Information.

3.1 Main Accounts

Cash, Cash Equivalents and Bonds and Securities

As of December 31, 2020, cash and cash equivalents of Copel's wholly-owned subsidiaries (cash, cash equivalents and bonds and securities) totaled R$ 3,523.3 million, 9.3% higher than the R$ 3,523.2 million registered in December, 2019. These funds were mainly invested in Bank Deposit Certificates (CDBs) and repo operations. These investments yield between 85.0% and 101.5% of the variation rate of the Interbank Deposit Certificate - CDI.

CRC Transferred to the State of Paraná

Through the fourth amendment to the CRC Account Agreement signed on January 21, 2005, the Company renegotiated the recoverable rate deficit account or CRC Account balance on December 31, 2004 with the State of Paraná at R$ 1,197.4 million, to be paid in 244 monthly installments recalculated by the “price” amortization system, adjusted for IGP-DI, plus interest at 6.65% per year. The first installment was due on January 30, 2005, with subsequent and consecutive due dates.The Company's management and the State of Paraná formalized the fifth amendment to the agreement on October 31, 2017. The State of Paraná has been strictly meeting the payments under contracted conditions, 52 monthly installments remaining. The outstanding balance of the CRC Account, as of December,31, 2020, is R$ 1,392.6 million.

Sectorial Financial Assets and Liabilities

As of December 31, 2014, Copel Distribuição has recognized sectorial financial assets and/or liabilities in its financial statements as a result of an amendment to the concession agreement, that guarantees that the residual amounts of items of Portion A and other financial components not recovered or returned via tariffs will be included in, or discounted from, the calculation of the indemnification for non-amortized assets at the expiration of the concession. As of December 31, 2020, the Company had a net asset of R$ 158.2 million. More detail in our Quarterly Information (Note 9).

Accounts Receivable Related to the Concession

This line refers to accounts receivable related to the contracts for the concession of electric power generation, transmission and distribution, and distribution of natural gas activities. The amounts refer to (i) the concession fee paid as a result of the auction involving the Governador Parigot de Souza Power Plant – HPP GPS, won by Copel GeT on November 25, 2015 (R$ 671.2 million), (ii) its investments in infrastructure and financial remuneration that have not been or will not be recovered via tariffs until the expiration of the concession (R$ 960.5 million), (iii) the gas distribution concession agreement - Compagas (R$ 189.4 million) and (iv) to the electricity generation concession contract due to the expiration of the concessions of HPP GPS and HPP Mourão I (R$ 81.2 million). On December 31, 2020, the balance of the account totaled R$ 1,902.3 million. More details in our Quarterly Information (Note 10).

16

Contract Assets

CPC 47/IFRS 15 came into effect on January 1, 2018 and brought the concept of “contract assets” referring to the right to consideration conditioned to the copliance with obligations to operate and maintain infrastructure, rather than passage of time only (concept of “financial asset”). Consequently, the Company changed the classification of assets related to the concession of electric power distribution and transmission, and distribution of piped gas services into contract assets. The construction works for the distribution of electric power and piped gas are now classified as contract assets during the construction period (reclassification from ongoing intangible assets into contract assets). The Company also changed the classification to contract assets of RBSE assets ratified for consideration after the first Permitted Annual Revenue - APR cycle, which started in July 2017. On December 31, 2020, the account balance totaled R$ 5,492.8 million. More details in our Quarterly Information (Note 11).

Investments, Property, Plant and Equipment and Intangible Assets

The balance in the “investments” account grew 8.6% in 2020, mainly reflecting the equity in earnings and the investments recorded in the period. The “fixed assets” account decreased 11%, mainly due to the depreciation of the period and the reclassification of the assets as held for sale. The “intangible” account increased by 9.4% due to investments in new energy distribution assets made in the period.

Right-of-use assets

With the adoption of CPC 06 (R2) / IFRS 16, the company recognized the right-of-use asset. The pronouncement replaces CPC 06 (R1) / IAS 17 - Leases, as well as related interpretations (ICPC 03 / IFRIC 4, SIC 15 and SIC 27). The adoption of the new standard eliminates the accounting of operating lease for the lessee, presenting a single lease model consisting of initially recognizing all leases in assets and liabilities at present value and recognizing the depreciation of the right-of-use asset and the interest of the lease separately in the result. As of December 31, 2020, the balance of the account totaled R$ 132.5million. More details in our Quarterly Information (Note 28).

17

3.2 Balance Sheet – Assets

R$'000

Assets	Dec-20 (1)	Sep-20 (2)	Dec-19 (3)	Var.% (1/2)	Var.% (1/3)
CURRENT	**11,407,430**	**10,097,721**	**7,909,196**	**13.0**	**44.2**
Cash and cash equivalents	3,222,768	3,599,422	2,941,727	(10.5)	9.6
Bonds and securities	1,465	1,460	3,112	0.3	(52.9)
Collaterals and escrow accounts	197	136	147	44.9	34.0
Customers	3,768,242	2,938,154	3,120,168	28.3	20.8
Dividends receivable	67,066	55,474	70,092	20.9	(4.3)
CRC transferred to the State of Paraná	287,789	255,820	219,236	12.5	31.3
Sectorial financial assets	173,465	10,439	355,570	1,561.7	(51.2)
Account receivable related to concession	4,515	144,819	58,842	(96.9)	(92.3)
Contract Assets	285,682	110,468	107,443	158.6	165.9
Other current receivables	514,185	506,127	426,865	1.6	20.5
Inventories	162,791	145,271	130,442	12.1	24.8
Income tax and social contribution	86,410	209,048	236,929	(58.7)	(63.5)
Other current recoverable taxes	1,565,323	908,151	205,060	72.4	663.3
Prepaid expenses	36,987	31,089	33,563	19.0	10.2
Related parties	-	-	-	-	-
Assets classified as held for sale	1,230,546	1,181,843			
NON-CURRENT	**35,377,232**	**34,931,954**	**30,403,354**	**1.3**	**16.4**
Long Term Assets	**16,090,278**	**16,228,098**	**10,862,630**	**(0.8)**	**48.1**
Bonds and securities	299,065	298,857	278,969	0.1	7.2
Other temporary investments	22,385	21,077	27,734	6.2	(19.3)
Collaterals and escrow accounts	133,521	145,044	98,433	(7.9)	35.6
Customers	51,438	50,259	62,399	2.3	(17.6)
CRC transferred to the State of Paraná	1,104,835	1,107,487	1,131,449	(0.2)	(2.4)
Judicial deposits	486,746	484,888	504,190	0.4	(3.5)
Sectoral financial assets	173,465	31,317	118,419	453.9	46.5
Account receivable related to concession	1,897,825	2,495,397	2,558,796	(23.9)	(25.8)
Contract Assets	5,207,115	4,511,755	3,943,941	15.4	32.0
Other non-current receivables	845,460	808,878	661,759	4.5	27.8
Income tax and social contribution	137,778	131,597	142,532	4.7	(3.3)
Deferred income tax and social contribution	1,191,104	951,360	1,011,866	25.2	17.7
Other non-current recoverable taxes	4,539,498	5,190,116	322,011	(12.5)	1,309.7
Prepaid expenses	44	66	132	(33.0)	(66.4)
Investments	**2,729,517**	**2,637,242**	**2,523,179**	**3.5**	**8.2**
Property, plant and equipment, net	**9,495,460**	**9,433,805**	**10,592,103**	**0.7**	**(10.4)**
Intangible assets	**6,929,456**	**6,503,907**	**6,332,611**	**6.5**	**9.4**
Right to use an asset	**132,521**	**128,902**	**92,831**	**2.8**	**42.8**
TOTAL	**46,784,662**	**45,029,675**	**38,312,550**	**3.9**	**22.1**

18

3.3 Debt

Gross Debt

Copel's total consolidated debt totaled R$ 9,946.0 million on December 31, 2020, down 14% in relation to the amount recorded on on December 31, 2019, of R$ 11,572.1 million. It should be noted that there was a reclassification to Liabilities associated with assets classified as held for sale (Note 41).

As of December 31, 2020, the Company's gross debt represented 49.6% of consolidated shareholders’ equity, of R$ 20,250.5 million, equivalent to R$ 7.4 per share (Book Value per Share) and R$ 7.29 per share considering the Shareholders' Equity attributed to the controlling shareholders. The breakdown of the balance of loans, financing and debentures is shown in the table below:

Loans, financing and debentures maturities are presented below:

Endorsements and Guarantees

Until Dezember 31th, 2020, the Company had R$ 977.9 million in guarantees and endorsements, as shown below.

19

Copel’s consolidated net debt (loans, financing and debentures less cash and cash equivalents) and the net debt/EBITDA ratio are shown in the following chart:

Net Debt by Subsidiary

The following table shows the gross debt and net debt of the subsidiaries:

Accounts Payable related to the Concession

Use of Public Property

It refers to the concession charges for the use of public property incurred since the execution of the project’s concession agreement until the end of the concession.

20

Provisions for Legal Claims

The Company is involved in a series of lawsuits in different courts and instances. Copel’s management, based on its legal advisors’ opinion, maintains a provision for legal claims for those cases assessed as probable losses. The balances of provisions for legal claims are as follows:

The lawsuits classified as possible losses (those that are not provisioned in the balance sheet), as estimated by the Company and its controlled companies at the end of December, 2020, totaled R$ 5,196.7 million, 49.1% higher than that registered in December 2019 (R$ 3,485.1 million), distributed in lawsuits of the following natures: civil (R$ 3,076.3 million), regulatory (R$ 1,159.0 million), fiscal (R$ 588.3 million), labor (R$ 363.9 million) and employee benefits (R$ 9.2 million). (Note 30.2).

21

3.4 Balance Sheet – Liabilities

22

4. Performance of the Main Companies

4.1 Copel Geração e Transmissão (Consolidated Result)

Copel GeT presented EBITDA of R$ 1,008.3 million in 4Q20, an increase of 49.7% in relation to the R$ 673.6 million in 4Q19. This result is mainly due to (i) the 67.1% increase in revenue from “Electricity sales to distributors” (R$ 1,092.6 million in 4Q20 compared to R$ 653.7 million in 4Q19), due to the sale of 564 GWh of electricity produced by UEGA and the largest volume of electricity sold through bilateral contracts; (ii) the 59.4% increase in “Use of the main transmission grid” (R$ 302.0 million in 4Q20 compared to R$ 189.5 million in 4Q19) due to the reflexes of the periodic tariff review of the transmission agreemend 60/2001 and the tariff readjustment applied to other transmission agreemends and; (iii) the reversal of impairment of generation assets, in the amount of R$ 139.4 million, under “provisions and reversals” compared to the record R$ 44.9 million in provisions in 4Q19; partially offset by the 11.3% drop in revenue from “Electricity sales to final customers”, reflecting the lower volume of electricity sold to free consumers in the quarter compared to the same period last year.

Operating costs and expenses increased 37.6%, mainly due to (i) a 57.7% increase in expenses with electricity purchased for resale; (ii) a 458.4% increase in “Materials and supplies for power eletricity”, mainly due to the UEGA dispatch; (iii) 42.4% growth in personnel and management expenses, due to the higher provision for profit sharing (PLR) and performance premium (PPD), which accounted for R$ 68.1 million in 4Q20 against R$ 15.9 million in 4Q19 and; (iv) the positive effect of R$ 129.4 million in the 4Q19 as a result of the revocation (in December 2019) of the law that instituted the Control, Monitoring and Inspection Rate of Exploration Activities and the Use of Water Resources (TCFRH), recorded in the line “other costs and expenses”.

23

Except for the extraordinary effects listed below, Copel GeT's adjusted EBITDA grew 51.9% compared to 4Q19.

Manageable costs, excluding provisions and reversals, grew 160.3%, mainly due to the positive impact of R$ 129.4 million from the reversal of the water rate in the 4Q19 result and the 42.4% increase with “Personnel and management”, as a result of the higher provision for profit sharing (PLR), performance premium (PPD) and indemnity for voluntary dismissals.

Excluding the effects of provisions for Performance Incentive Program – “PPD”, Profit Sharing Program – “PLR” , and Indemnification for voluntary dismissal – “PDI”, the personal and management account registered a reduction of 0.2% in relation to the amounts recorded in 4Q19.

In 4Q20, Copel GeT recorded net income of R$ 668.1 million, 55.3% higher than the R$ 430.3 million recorded in 4Q19.

24

4.2 Copel Distribuição

In 4Q20, Copel Distribuição recorded an EBITDA of R$ 216.2 million, a decrease of 0.4% compared to the R$ 217.0 million recorded in 4Q19, mainly due to (i) the 6% reduction in revenue from “Electricity sales to final customers”, due to the 0.7% reduction in the volume of electricity sold to the captive market; and (ii) the 30.3% increase in “electricity purchased for resale”, as a result of the 35.9% increase in Itaipu's energy costs due to the variation of the dollar, and the 51.6% increase in costs with the purchase of electricity from CCEE, as a result of the higher volume of electricity purchased in the spot market and the higher PLD (average PLD of R$ 352.94/MWh in 4Q20 compared to R$ 272.82/MWh in 4Q19); partially offset by the 7.3% increase in “Use of the main distribution grid”, due to the 3.3% growth in the grid market, coupled with the application of the tariff readjustment in June 2020, and the 232.7% increase in revenue from “Electricity sales to distributors”, due to the greater volume of contract sales in the period, from the MVE - Surplus Selling Mechanism. Also noteworthy are (i) the 87.9% increase in expenses with “Charges of main transmission grid”, due to the higher expenses with charges for system services - (ESS); and the 53.1% increase in expenses with “personnel and management”, due to higher provisions for Performance Incentive Program – “PPD”, Profit Sharing Program – “PLR” , and Indemnification for voluntary dismissal – “PDI”.

The following table shows the main indicators of Copel Distribuição:

Except for the extraordinary effects listed below, Copel Distribuição's adjusted EBITDA in 4Q20 was R$ 420.4 million, 48.1% higher than 4Q19.

25

Manageable costs increased 27.1% compared to 4Q19, mainly due to (i) the 53.1% increase in expenses with “personnel and management”, due to provisions for profit sharing (PLR) and premium performance (PPD); and (ii) due to the increase in losses from decommissioning, partially offset by the reduction in expenses with “third party services”, due to the reduction in communication and data processing costs, as a result of the revision of the values of the services contracted with Copel Telecom.

Excluding the effects of provisions for Performance Incentive Program – “PPD”, Profit Sharing Program – “PLR” , and Indemnification for voluntary dismissal – “PDI”, the personal and management account registered a reduction of 11.3% in relation to the amounts recorded in 4Q19.

4.3 Copel Telecomunicações

In 4Q20, Copel Telecom recorded an EBITDA of R$ 31.9 million, compared to a negative EBITDA of R$ 12.2 million recorded in 4Q19, reflecting the 31.9% reduction in operating costs and expenses, mainly due to the registration net of reversals of R$ 25 million in 4Q20, due to the reversal of provisions for impairment, compared to a net recording of R$ 21.4 million in provisions in 4Q19. The following table shows Copel Telecom's main indicators.

26

As a result of the progress of the Copel Telecomunicações’ divestment process, Copel's Management concluded that, on September 30, 2020, the requirements of CPC 31 were met in order to classify the assets and liabilities of the telecommunications segment as held for sale and, still, for the disclosure of this segment as a discontinued operation. As a result, Copel Telecomunicações' revenues, costs and expenses are presented in a single line of Copel's consolidated income statement as of September 30, 2020 (except for depreciation / amortization of part of the assets that will be held at Copel after the sale and the items of "Personnel and management " and " Private pension and healthcare plans "). Adjusted EBITDA, considering the effects of this accounting reclassification and the extraordinary events listed below, was R$ 61 million in 4Q20, a result 63,3% better than that recorded in 4Q19. More information in note 41 of the DFP.

Manageable costs increased by 1.4% compared to 4Q19, due to the 31.6% increase in expenses with “personnel and management“, due to the higher provisions for Performance Incentive Program – “PPD”, Profit Sharing Program – “PLR” , and Indemnification for voluntary dismissal – “PDI”, partially offset by the 16.3% reduction in "third party services" and the 7.2% reduction in "other operating costs and expenses".

27

Excluding the effects of provisions for for Performance Incentive Program – “PPD”, Profit Sharing Program – “PLR” , and Indemnification for voluntary dismissal – “PDI”, the personal and management account registered a drop of 14.3% in relation to the values recorded in 4Q19.

4.4 Copel Comercialização (Copel Energia)

In 4Q20, Copel Mercado Livre recorded an EBITDA of R$ 10.7 million, 88.9% less than the R$ 96.6 million in 4Q19, mainly reflecting the record of R$ 105.6 million of fair value in the purchase and sale of energy using the Mark-to-Market methodology of the Energy Purchase and Sale Contracts, which considers, among other items, the contracted energy portfolio, the variation in the market price curve and the discount rate used (NTN-B).

The main indicators of Copel Mercado Livre are as follows:

Except for extraordinary effects, adjusted EBITDA in 4Q20 was R$ 12.7 million, compared to a negative result of R$ 9.0 million in 4Q19.

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4.5 Accounting Information

Accounting information concerning Copel’s interests in other companies on December 31, 2020, is shown in the following table:

5. Investment Program

The following chart shows the investment program carried out in 4Q20 and scheduled for 2021:

29

6. Power Market and Tariffs

6.1 Captive Market – Copel Distribuição

Copel Distribuição’s captive market energy sales totaled 5,002 GWh in 4Q20, a reduction of 0.7% in relation to 4Q19, mainly as a result of a reduction in the consumption of industrial customers, in the segments of manufacturing of food products and manufacturing of plastic material, a reduction in the consumption of commercial customers and a migration of customers to the free market, reductions partially offset by the 9.8% growth in consumption in the residential segment, mainly influenced by the maintenance of the social isolation measures implemented to the combat COVID-19. The following table shows the behavior of the captive market by consumption class:

30

For further details, access the Notice to the Market - IR 06/21 (link).

6.2 Grid Market (TUSD)

Copel Distribuição’s grid market, comprising the captive market, concessionaires and licensees in the state of Paraná, and all free consumers in the Company’s concession area, adjusted by removing consumers connected at 230 kV from the basis of comparison[1], increased 3.3% in 4Q20, as shown in the table below, mainly due to the 11.1% growth in consumption in the free market, reflecting the good performance of industrial production in Paraná, which advanced 4.8% in October and 14% in November.

6.3 Electricity Sales

Copel’s energy supply —the volume of energy sold to final customers, which comprises sales in Copel Distribuição’s captive market and free market sales by Copel Geração e Transmissão and Copel Comercialização — increased 5.1% between October and December 2020.

The breakdown of energy sales by segment is illustrated below:

[1] According to Aneel’s Normative Resolution no. 722/2016, consumers connected at 230kV voltage level must be part of the Basic Grid. The migration of these customers does not imply a reduction in revenue for the remuneration of the Distributor.

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6.4 Total Energy Sold

Total energy sold by Copel in all markets, comprising sales by Copel Distribuição, Copel Geração e Transmissão, Wind Farms and Copel Comercialização totaled 14,268 GWh in the fourth quarter of 2020, an increase of 13,7% compared with the same period last year.

The following table illustrates the total energy sales by Copel, distributed among Copel Distribuição, Copel Geração e Transmissão, Wind Farms and Copel Comercialização:

32

Number of Customers / Agreements			Energy Sold (GWh)					
	Dec-20	Dec-19	Var. %	4Q20	4Q19	Var. %	2020	2019	Var. %
Copel DIS									
Captive Market	4,835,852	4,713,240	2.6	5,002	5,036	(0.7)	19,180	19,784	(3.1)
Concessionaries and Licensees	2	2	-	20	18	11.1	76	164	(53.7)
CCEE (Assigments MCSD EN)	264	232	14	226	368	(38.6)	745	1,127	(33.9)
CCEE (MVE)	41	22	86	970	324	199	1,299	682	90
CCEE (MCP)	-	-	-	-	53	(100.0)	1,743	1,344	29.7
Total Copel DIS	4,836,159	4,713,496	2.6	6,218	5,799	7.2	23,043	23,101	(0.3)
Copel GeT									
CCEAR (Copel DIS)	3	3	-	33	31	6.5	123	122	0.8
CCEAR (other concessionaries)	101	101	-	572	570	0.4	2,221	2,215	0.3
Free Customers	35	50	(30.0)	901	1,062	(15.2)	3,369	4,146	(18.7)
Bilateral Agreements (Copel Mercado Livre)	40	17	135.3	1,899	1,368	38.8	7,238	5,124	41.3
Bilateral Agreements [1]	47	38	23.7	728	958	(24.0)	2,946	3,724	(20.9)
CCEE (MCP) [2]	-	-	-	-	-	-	-	483	(100.0)
Total Copel GeT	226	209	8.1	4,133	3,989	3.6	15,897	15,814	0.5
Wind Farms Complex									
CCEAR (Copel DIS)	6	6	-	8	8	-	31	32	(3)
CCEAR (other concessionaries)	328	328	-	325	324	0.3	1,293	1,285	0.6
CER	10	10	-	231	230	0.4	918	914	0.4
Total Wind Farm Complex	344	344	-	564	562	0.4	2,242	2,231	0.5
Copel Mercado Livre									
Free Customers	877	375	133.9	1,269	724	75.3	4,620	2,715	70.2
Bilateral Agreements (Group Companies)	7	-	-	199	-	-	516	216	138.9
Bilateral Agreements	125	144	-13.2	1,782	1,469	21.3	6,984	5,506	26.8
CCEE (MCP) [2]	-	-	-	103	9	1,044	330	52	534.6
Total Copel Mercado Livre	1,009	519	94.4	3,353	2,202	52.3	12,450	8,489	46.7
Total Copel Consolidated	4,837,738	4,714,568	2.6	14,268	12,552	13.7	53,632	49,635	8.1

Note: Not considering the energy from MRE (Energy Relocation Mechanism).

[1] Includes Short Term Sales Agreements and CBR

[2] Assured Power allocated in the period, after impact of the GSF.

CCEE: Electric Power Trade Chamber / CCEAR: Energy Purchase Agreements in the Regulated Market / MCP: Short Term Market / CER: Agreements Reserve Energy / MCSD EN - Mechanism for Compensation of Surpluses and Deficits of New Energy / MVE - MVE - Sale of energy to the free market through the Surplus Selling Mechanism.

TPP Araucária

Additionally, TPP Araucária had a significant dispatch in the fourth quarter of this year, due to the worsening of hydrological conditions in the South region and the reduction of energy available in the system. The comparison with the amount of energy produced by the thermoelectric plant in the same period of 2019 is shown in the table below:

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6.5 Energy Flow

Energy Flow – Copel Dis

34

Energy Flow – Copel GeT

35

Energy Flow – Wind Farms

Energy Flow – Copel Comercialização

36

Consolidated Energy Flow (Oct to Dec 2020)

37

6.6 Tariffs

Sales to Distributors Average Tariff (CCEARs) – Copel Geração e Transmissão

Power Purchase Average Tariff – Copel Distribuição

R$ / MWh

Tariff*	Amount Average MW	Dec/20 (1)	Sep/20 (2)	Dec/19 (3)	Var. % (1/2)	Var. % (1/3)
Itaipu [1]	590.4	320.0	358.2	264.6	(10.7)	20.9
Auction – CCEAR 2010 – H30	70.6	240.1	240.2	235.7	(0.0)	1.9
Auction – CCEAR 2010 – T15 [2]	60.1	219.3	161.3	169.7	36.0	29.2
Auction – CCEAR 2011 – H30	58.7	247.6	247.6	243.0	0.0	1.9
Auction – CCEAR 2011 – T15 [2]	54.2	426.8	217.0	207.0	96.6	106.2
Auction – CCEAR 2012 – T15 [2]	107.5	288.3	151.5	249.7	90.2	15.4
Auction 2016 - T20[2]	26.6	178.3	170.7	165.6	4.5	7.7
Angra	110.2	273.2	282.4	248.5	(3.2)	10.0
CCGF [5]	705.2	111.9	114.5	103.9	(2.3)	7.7
Santo Antônio	138.9	153.7	153.7	150.8	0.0	1.9
Jirau	231.1	135.2	135.2	132.7	0.0	1.9
Others Auctions [6]	149.3	243.6	194.5	214.2	25.3	13.7
Total / Tariff Average Supply	**2,303**	**212.96**	**206.25**	**184.44**	**3.3**	**15.5**

[1] Furnas transport charge not included.

[2] Average auction price restated according as bilateral payment to vendors. It does not include hiring effects recorded by the CCEE.

[3] Energy Agreements.

[4] Capacity Agreements.

[5] Contract of quotas of assured power of those HPPs which concessions were extended pursuant the new rules of Law 12783/13.

[6] Products average price, without PROINFA.

With PIS/COFINS.

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Sales to Final Customers Average Tariff Copel Distribuição

7. Capital Market

7.1 Capital Stock

Copel’s capital amounts to R$ 10,800.0 million. On December 31, 2020, the Company's capital was represented as follows:

Thousand shares

Shareholders	Common	%	Preferred "A"	%	Preferred "B"	%	TOTAL	%
State of Paraná	**85,029**	**58.6**	-	-	-	-	**85,029**	**31.1**
BNDESPAR	**38,299**	**26.4**	-	-	**27,282**	**21.3**	**65,581**	**24.0**
Eletrobras	**1,531**	**1.1**	-	-	-	-	**1,531**	**0.6**
Free Floating	**19,836**	**13.7**	**77**	**23.5**	**100,965**	**78.7**	**120,878**	**44.2**
B3	19,720	13.6	77	23.5	77,078	60.1	96,875	35.5
NYSE	116	0.1	-	-	23,715	18.5	23,831	8.6
LATIBEX	-	-	-	-	172	0.1	172	0.1
Other	**336**	**0.2**	**250**	**76.5**	**51**	-	**635**	**0.2**
TOTAL	**145,031**	**100.0**	**327**	**100.0**	**128,298**	**100.0**	**273,655**	**100.0**

Common
59%
00%
14%
01%
26%
State of Paraná
BNDESPAR
Eletrobras
Free Floating
Other

Preferred
21%
00%
78.6%
BNDESPAR
Free Floating
Other

Total
00%
31.0%
44%
01%
24%
State of Paraná
BNDESPAR
Eletrobras
Free Floating
Other

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7.2 Stock Performance

From January to December 2020, Copel’s common shares (ON - CPLE3) and class B preferred shares (PNB - CPLE6) were traded in 100% of the trading sessions of the B3 S.A. - Brasil, Bolsa, Balcão (B3). The free float accounted for 68.93 % of the Company’s capital. At the end of 2020, the market value of Copel considering the prices of all markets was R$ 18,355.4 million.

Copel also accounted for 5.56% of the B3’s Electric Power Index (IEE). In the Corporate Sustainability Index (Ise), Copel class B preferred shares accounted for 2.16%.

On the B3, Copel’s common closed the period at R$ 70.00, with a positive variation of 1.3%. The PNB shares (CPLE6) closed the period at R$ 74.94, with a positive variation of 8.5%. In the same period, the Ibovespa index had a positive variation of 2.92%.

On the New York Stock Exchange (NYSE), common shares, represented by American Receipts Shares (ADRs), were traded at Level 1, under the ticker ELPVY, in 10% of the trading sessions and closed the period at US$13.90, with a negative variation of 18.71%; the class B preferred shares, represented by American Depositary Shares (ADSs), were traded at Level 3, under the ticker ELP, in 100% of the trading sessions and closed the period at US$14.32, with a negative variation of 15.47%. Over this period, the Dow Jones Index had a positive variation of 6.56%.

On the Latibex (the Euro market for Latin American securities on the Madrid Stock Exchange), Copel’s class B preferred shares were traded under the ticker XCOP in 17% of the trading sessions and closed the period at €9.50, with a negative variation of 37.5%. In the same period the Latibex All Shares index was negative by 21,19%.

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The table below summarizes Copel’s share prices in 2020.

The new Company Bylaws, approved by the Extraordinary General Meeting held on March 11, 2021, establishes the split of shares in the ratio of 1 to 10, with the shares being traded ex-split as of March 12 2021.

7.3 Dividends and Interest on Own Capital

The table below presents the payments of dividends and interest on own capital as of 2011:

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8. Operating Performance

8.1 Power Generation

Assets in Operation

Below is the main information about Copel GeT’s power generating facilities and the power output in 2020:

42

On March 24, 2017 Copel GeT filed a notice of intention with Aneel to extend the concession agreement of the TPP Figueira, noting, however, that it will only sign the necessary agreements and/or amendments after learning and accepting the terms and the rules that will govern to the extension of the grant. Regarding the concession of UTE Figueira, which expired in March 2019, the Company is awaiting the conclusion of the process, which is pending at Aneel, for the conclusion of any Addendum. The plant is in the process of modernization and will have as direct benefits the improvement in energy efficiency and the reduction of pollutant emissions in the atmosphere, compared to the old plant.

43

Wind Farms

Copel has 24 wind farms in operation divided into the São Bento Energia, Copel Brisa Potiguar and Cutia Wind Complexes. In 2020, these wind farms generated 2,193.7 GWh of energy, as follows:

In addition, Copel GeT operates one plant under the quota system, as shown below:

44

Interest in Generation Projects

Copel holds interests in seven power generation projects at the operational stage, with a total installed capacity of 884.8MW, out of which 604.9MW refer to Copel´s stake, as shown below:

Interest in Wind Farms

Copel has 49% interest in the Voltalia São Miguel do Gostoso I Participações S.A. wind complex, in the State of Rio Grande do Norte. The energy output of the enterprise was sold in the Fourth Reserve Energy Auction under twenty-year contracts, with supply beginning in July, 2015, according to the table below.

Under Construction

Bela Vista SHP

In August 2018 Copel was granted the right to build Bela Vista SHP with 29 MW of installed capacity. With an estimated investment of R$ 200.0 million, the project, which has 29.4 MW of installed capacity and assured power of 16.6 average MW, will be built on the Chopim River, close to the cities of São João and Verê, located in the southwest of the state of Paraná. At ANEEL's A-6/2018 auction, Bela vista sold the following:

45

Jandaíra Wind Farm Complex

On October 18, 2019, Copel GeT in consortium with the subsidiary Cutia Empreendimentos Eólicas, participated in the A-6 new power generation auction and sold 14.4 average MW of the Jandaíra wind farm complex, approximately 30% of the Assured Power, as follows:

8.2 Transmission

Assets in Operation

The chart below shows the transmission concession agreements and the design of the substations clusters and the transmission lines in operation:

46

Subsidiary / SPC	Contract	Enterprise	TL	Substation		APR[1] with PA reduction (R$ million)	Concession Expiration
			Extension (km)	Amount	MVA		
Copel GeT	060/2001[2]	Several	2,072	34	12,352	505.4	12.31.2042
Copel GeT	075/2001[3]	TL Bateias - Jaguariaiva	137	-	-	11.6	08.16.2031
Copel GeT	006/2008	TL Bateias - Pilarzinho	32	-	-	1.1	03.16.2038
Copel GeT	027/2009	TL Foz - Cascavel Oeste	116	-	-	12.7	11.18.2039
Copel GeT	001/2010	LT Araraquara II — Taubaté	334	-	-	32.0	10.05.2040
Copel GeT	015/2010	Cerquilho III Substation	-	1	300	5.2	10.05.2040
Copel GeT	022/2012	TL Foz do Chopim - Salto Osório LT Londrina - Figueira	102	-	-	6.2	08.26.2042
Copel GeT	002/2013	TL Assis — Paraguaçu Paulista II	83	1	200	9.7	02.24.2043
Copel GeT	005/2014	TL Bateias - Curitiba Norte	31	1	300	10.2	01.28.2044
Copel GeT	021/2014	TL Foz do Chopim - Realeza	52	1	150	8.0	09.04.2044
Copel GeT	022/2014	TL Assis – Londrina	122	-	-	20.8	09.04.2044
Copel GeT	006/16[4]	LT Baixo Iguaçu - Realeza; LT Uberaba - Curitiba Centro; SE Medianeira; SE Curitiba Centro; SE Andirá leste (Lote E)	53	3	900	80.5	04.06.2046
Costa Oeste Copel Get - 100%	001/2012	TL Cascavel Norte - Cascavel Oeste TL Cascavel Norte - Umuarama Sul Umuarama Sul Substation	160	1	300	12.8	01.11.2042
Marumbi Copel GeT - 100%	008/2012	TL Curitiba - Curitiba Leste	29	1	300	19.9	05.09.2042
Uirapuru Transmissora Copel GeT - 100%	002/2005	LT Ivaiporã - Londrina	120	-	-	37.1	03.04.2035
Subtotal Copel GeT[5]			3,443	43	14,802	773.2	
Caiuá Transmissora Copel GeT - 49% Elecnor - 51%	007/2012	TL Guaíra - Umuarama Sul TL Cascavel Norte - Cascavel Oeste Santa Quitéria Substation / Cascavel Norte Substation	142	2	700	11.8	05.09.2042
Integração Maranhense Copel GeT - 49% Elecnor - 51%	011/2012	TL Açailandia - Miranda II	365	-	-	17.8	05.09.2042
Matrinchã Copel GeT - 49% State Grid - 51%	012/2012	TL Paranaíta - Ribeirãozinho	1,005	3	-	97.7	05.09.2042
Guaraciaba Copel GeT - 49% State Grid - 51%	013/2012	LT Ribeirãozinho - Marimbondo	600	1	-	48.4	05.09.2042
Paranaíba Copel GeT - 24,5% Furnas - 24,5% State Grid - 51%	007/2012	TL Barreiras II - Pirapora II	953	-	-	35.4	05.01.2043
Cantareira Copel GeT - 49% Elecnor - 51%	19/2014	LT Estreito - Fernão Dias	342	-	-	52.2	09.04.2044
Mata de Santa Genebra Copel GeT - 50,1% Furnas - 49,9%	001/14	LT Araraquara II - Bateias	885	1		124.6	
Subtotal SPEs[6]			4,292	7	1,100	388.0	
Total			7,735	50	15,902	1161.2	

[1] Proportion to the participation of Copel in the venture. Updated according to Aneel Aproval Resolution No. 2565/2019 of 06.28.2019.

[2] Renewed contract pursuant to Law 12,783/13.

[3] From the 10.31.2018 APR reduced 50%.

[4] In the implementation of the Andirá Leste and Medianeira substations, the construction of 38 km of sectioning lines, being 2 km for Contract 060/2001 and 36 km for non-Copel GeT TLs, which despite being covered by RAP, due to the investment will not be added to Copel's assets.

[5] Consolidated Income.

[6] Equity in Earning of Subsidiaries.

47

Assets under Construction

Copel GeT is substantially increasing its share of the transmission segment through its own investment and partnerships in special purpose companies - SPCs. The projects sum up a total of 1,027 km of transmission lines and one substation and will generate an APR of R$ 163.2 million in proportion to Copel GeT’s stake in the enterprises, as detailed in the table below.

Lot E

The commercial operation of part of the projects that compose Lot E of Transmission Auction No. 005/2015 began ahead of schedule. Fully sold to Copel GeT, Lot E is comprised of 230 km of transmission lines and 3 substations, totaling 900 MVA of power and expected ARP of R$ 119.0 million (2020/2021 cycle). On June 18, 2019, the 230kV Medianeira Substation started its commercial operation 3 months ahead of Aneel's deadline, providing an APR of R$ 13.4 million. In addition, the Baixo Iguaçu - Realeza 230kV Transmission Line, which also makes up Lot E, started its commercial operation on August 5, 2019, 1 year and 7 months ahead of the schedule established by Aneel (March/21), adding about R$ 6.2 million to the annual revenue. On September 1, 2019, the 230 kV GIS Curitiba Centro substation and the 230 kV Uberaba - Curitiba Centro double circuit underground transmission line were first energized, providing an APR of R$ 44.3 million. On September7, 2019, the 230 kV Andirá Leste substation was also energized, which stands for an APR of R$ 15 million. As a result, R$ 80.5 million were added to the Company’s annual revenue (2020-2021 cycle), approximately 67.6% of the amount forecast for when all the projects in Lot E are 100% operational.

8.3 Distribution

Concession agreement

In December 2015, the Company signed the fifth amendment to the Public Electricity Distribution Concession Agreement No. 46/1999 of Copel Distribuição S.A., extending the concession term to July 7, 2045. The concession agreement imposes economic and financial efficiency and quality requirements. Failure to comply with the requirements for two consecutive years or any of the limits at the end of the first five years will result in the termination of the concession. From the sixth year following the execution of the agreement, any breach of quality criteria for three consecutive years or economic and financial management criteria for two consecutive years will result in forfeiture proceedings. The following chart shows the goals set for Copel Distribuição in the first 5 years following the renewal of the concession agreement:

48

Operating Data

In the distribution business, Copel serves more than 4.7 million energy customers in 1,113 locations, belonging to 394 municipalities in State of Paraná and one in the State of Santa Catarina. Copel Distribuição operates and maintains the installations at13.8 kV, 34.5 kV, 69 kV and 138 kV voltage levels.

Compact Distribution Lines

Copel Distribuição has continued to implement compact distribution lines in urban areas with a high concentration of trees in the vicinity of the distribution grids. This technology avoids the cutting down or trimming of trees and improves the quality of power supply by reducing the number of outages. At the end of December 2020, the total length of compact distribution lines in operation was 14,218km.

Secondary Isolated Lines

Copel Distribuição has also invested in low-voltage (127/220V) secondary isolated lines, which offer substantial advantages over regular overhead lines, including: improvement in DEC and FEC distribution performance indicators, defense against illegal connections, improved environmental conditions, reduced areas subject to tree trimming, improved safety, reduced voltage drops throughout the grid, and increased transformer useful life, due to the reduction of short-circuits, among other advantages. At the end of December 2020, the total length of installed secondary isolated lines was 20,035km.

49

Quality of Supply

The two main indicators of power supply quality are DEC (outage duration) and FEC (outage frequency). The trends for these indicators, as well as for total time service, are shown below:

Losses

With the losses below the percentage limits established by ANEEL, there was no disallowance regarding the values of losses contained in the CVA.

8.4 Telecommunications

Copel Telecomunicações has an optical backbone/backhaul made up of a high capacity intermunicipal transmission network and the access network. The access network can be multi-point (GPON) or point-to-point (conventional), thus connecting customers to Copel Telecom’s data transmission network and providing the contracted services, totaling 1,150,701 homes passed. On December 31, 2020, the carrier had 176,793 end customers with a 36,206km backbone / backhaul cable network, carrying data with ultra-speed and managing an optical ring that serves the 399 municipalities of the state of Paraná, with a portfolio of data, voice and datacenter products.

50

Copel Telecomunicações Fiber Optic Network

Map of the State of Paraná

8.5 Equity Interests

Other Sectors

Copel holds interests in companies in the gas, telecommunications, and service sectors, as shown below:

51

8.6 New Projects

Project Portfolio

Copel holds interests in different power generation projects. When these projects go into commercial operation, they will add 263.8MW of installed capacity to the Company's portfolio (in proportional to the Company’s stake in the enterprises).

Copel, in partnership with other companies, is also developing studies in the lower reaches of the Chopim river that may enable other hydroelectric projects. As for wind power generation, there are studies for the feasibility of new wind farms in the State of Rio Grande do Norte, where Copel already has wind assets. The short-term objective is to register such projects with the Energy Research Company - EPE to enable participation in the upcoming auctions to be organized by the Federal Government. Until the effective energy commercialization of the projects, their technical characteristics may be adjusted, since Copel's engineering team is conducting optimization studies, in order to make the projects more competitive., since Copel's engineering is conducting optimization studies, in order to make the projects more competitive.

Interest in Feasibility Study

Hydroelectric Potential Surveyed Along the Piquiri River

The feasibility studies for the four hydroelectric power plants making up the hydroelectric potential of the Piquiri River, in Paraná, were submitted by Copel GeT and accepted by Aneel in 2012. The projects are in the process of environmental licensing with the Environmental Institute of Paraná. The following table features these plants, which have a joint installed capacity of 459.3 MW:

52

9. Other Information

9.1 Human Resources

Copel’s workforce closed 4Q20 at 6,667 employees distributed. The table below shows employee number trends in the Company and its subsidiaries in the last four years:

Compagas, Elejor and UEG Araucária, companies in which Copel holds a majority interest, had 142, 7 and 17 employees, respectively.

At the end of December 2020, Copel Distribuição had 4,835,852 customers, representing a consumer-to-employee ratio of 1,042.

53

9.2 Main Operational Indicators

54

9.3 Conference Call 4Q20 Results

Information about 4Q20 Results Conference Call:

>	Thursday, March 18, 2021, at 12 a.m. UST
>	Telephone: (+1 646) 843-6054
>	Code: Copel

A live webcast of the conference call will be available at: ir.Copel.com

Please connect 15 minutes before the call.

Investor Relations – Copel

ri@Copel.com

Telephone: (+ 55 41) 3331-4011

The information contained in this press release may contain forward-looking statements that reflect management’s current view and estimates of future economic circumstances, industry conditions, company performance, and financial results. Any statements, expectations, capabilities, plans and assumptions contained in this press release that do not describe historical facts such as statements regarding the declaration or payment of dividends, the direction of future operations, the implementation of relevant operating and financial strategies, the investment program, factors or trends affecting the Company’s financial condition, liquidity or results of operations are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. There is no guarantee that these results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

55

Exhibit I – Consolidated Cash Flow Statement

56

Exhibit II – Financial Statements – Wholly Owned Subsidiaries

Income Statement – Copel Geração e Transmissão (Consolidated)

57

Income Statement – Copel Distribuição

58

Income Statement – Copel Telecomunicações

59

Income Statement – Copel Comercialização

R$'000

Income Statement	4Q20 (1)	3Q20 (2)	4Q19 (3)	Var.% (1/3)	2020 (4)	2019 (5)	Var.% (4/5)
OPERATING REVENUES	**661,545**	**706,749**	**522,727**	26.6	**2,420,657**	**1,810,901**	33.7
Electricity sales to final customers	254,719	235,632	146,698	73.6	899,540	536,283	67.7
Electricity sales to distributors	406,778	365,976	270,047	50.6	1,374,610	1,068,698	28.6
Other operating revenues	48	105,140	105,982	(100.0)	146,507	205,920	(28.9)
OPERATING COSTS AND EXPENSES	**(650,863)**	**(599,662)**	**(425,889)**	**52.8**	**(2,262,054)**	**(1,608,245)**	**40.7**
Electricity purchased for resale	(643,894)	(595,453)	(419,721)	53.4	(2,239,388)	(1,590,272)	40.8
Personnel and management	(5,566)	(2,973)	(4,760)	16.9	(15,007)	(13,041)	15.1
Pension and healthcare plans	(414)	(353)	(421)	(1.6)	(1,493)	(1,481)	0.8
Materials and supplies	(22)	(1)	(2)	1,010.5	(28)	(15)	88.1
Third-party services	(52)	(270)	(455)	(88.5)	(1,493)	(1,718)	(13.1)
Depreciation and amortization	(25)	(27)	(11)	128.5	(75)	(44)	70.8
Provisions and reversals	222	826	(169)	-	(900)	(160)	462.5
Other cost and expenses	(1,111)	(1,411)	(350)	217.4	(3,669)	(1,514)	142.3
EQUITY IN EARNINGS OF SUBSIDIARIES	**(5)**	**(20)**	**(201)**	**(97.4)**	**(93)**	**(280)**	**(66.7)**
PROFIT BEFORE FINANCIAL RESULTS AND TAXES	**10,677**	**107,066**	**96,637**	**(89.0)**	**158,510**	**202,376**	**(21.7)**
FINANCIAL RESULTS	**4,655**	**2,225**	**(9,021)**	**-**	**11,373**	**2,784**	**308.5**
Financial income	4,671	2,236	(9,069)	-	11,469	3,004	281.8
Financial expenses	(16)	(12)	48	-	(96)	(220)	(56.5)
OPERATIONAL EXPENSES/ INCOME	**15,332**	**109,291**	**87,616**	**(82.5)**	**169,883**	**205,160**	**(17.2)**
INCOME TAX AND SOCIAL CONTRIBUTION ON PROFIT	**(5,213)**	**(37,170)**	**(29,859)**	**(82.5)**	**(57,946)**	**(69,854)**	**(17.0)**
Income tax and social contribution on profit	(4,276)	(1,286)	-	-	(8,576)	-	-
Deferred income tax and social contribution on profit	(938)	(35,884)	(29,859)	(96.9)	(49,371)	(69,854)	(29.3)
NET INCOME (LOSS)	**10,119**	**72,121**	**57,757**	**(82.5)**	**111,937**	**135,306**	**(17.3)**
EBITDA	10,702	107,093	96,648	(88.9)	158,585	202,420	(21.7)

60

Exhibit III – Financial Statements by Company

Balance Sheet by Company

61

R$'000

Assets - Dec-19	Geração e Transmissão	Distribuição	Telecom	Compagas	Elejor	UEG Araucária	Comercialização	Wind Farms	Costa Oeste SPC, Marumbi SPC and Uirapuru SPC	Holding	Eliminations	Consolidated
CURRENT	**1,428,907**	**4,631,991**	**528,754**	**313,896**	**80,079**	**80,788**	**229,630**	**541,711**	**55,751**	**1,018,427**	**(1,000,738)**	**7,909,196**
Cash and cash equivalents	513,006	1,372,666	426,548	141,696	37,878	7,119	9,713	379,677	28,067	25,304	53	2,941,727
Bonds and securities	-	-	-	-	-	1,696	1,326	-	-	90	-	3,112
Collaterals and escrow accounts	-	51	-	96	-	-	-	-	-	-	-	147
Customers	403,756	2,347,645	51,668	99,839	35,644	57,493	159,327	81,597	6,016	-	(122,817)	3,120,168
Dividends receivable	130,052	-	-	-	-	-	-	25,694	-	760,719	(846,373)	70,092
CRC transferred to the State Government of Paraná	-	-	-	-	-	-	-	-	-	219,236	-	219,236
Sectorial financial assets	-	355,570	-	-	-	-	-	-	-	-	-	355,570
Account receivable related to concession	58,842	-	-	-	-	-	-	-	-	-	-	58,842
Contract Assets	86,810	-	-	-	-	-	-	-	20,633	-	-	107,443
Other current receivables	110,689	257,808	2,487	1,717	5,204	234	13,805	40,811	967	1,068	(7,925)	426,865
Inventories	25,471	96,470	7,607	842	52	-	-	-	-	-	-	130,442
Income tax and social contribution	53,171	99,659	31,691	1,315	-	4,659	33,222	7,289	43	5,876	4	236,929
Other current recoverable taxes	28,939	75,968	8,616	68,159	1,212	9,330	12,234	602	-	-	-	205,060
Prepaid expenses	9,400	19,954	137	232	89	257	3	3,371	25	95	-	33,563
Related parties	8,771	6,200	-	-	-	-	-	2,670	-	6,039	(23,680)	-
NON-CURRENT	**15,741,038**	**8,802,531**	**998,344**	**591,097**	**545,075**	**340,745**	**460,742**	**5,593,320**	**379,778**	**19,054,696**	**(22,104,012)**	**30,403,354**
Long Term Assets	**4,376,959**	**3,051,058**	**137,770**	**576,190**	**24,458**	**48,219**	**460,312**	**339,074**	**379,728**	**1,765,741**	**(296,879)**	**10,862,630**
Bonds and securities	104,966	1,506	-	7,894	-	-	-	161,205	3,398	-	-	278,969
Other temporary investments	-	-	-	-	-	-	-	-	-	27,734	-	27,734
Collaterals and escrow accounts	-	98,433	-	-	-	-	-	-	-	-	-	98,433
Customers	-	47,361	13,129	-	1,909	-	-	-	-	-	-	62,399
CRC transferred to the State Government of Paraná	-	-	-	-	-	-	-	-	-	1,131,449	-	1,131,449
Judicial deposits	75,948	270,832	14,393	124	120	4,958	13,217	379	-	124,219	-	504,190
Sectoral financial assets	-	118,419	-	-	-	-	-	-	-	-	-	118,419
Account receivable related to concession	1,397,593	836,818	-	324,385	-	-	-	-	-	-	-	2,558,796
Contract Assets	2,706,941	844,284	-	26,734	-	-	-	-	376,330	-	(10,348)	3,943,941
Other receivables	28,556	26,592	94	141,528	62	10,388	447,095	-	-	7,444	-	661,759
Income tax and social contribution	459	18,122	-	-	-	-	-	-	-	123,951	-	142,532
Deferred income tax and social contribution	-	701,018	101,389	-	22,222	32,873	-	-	-	154,364	-	1,011,866
Other recoverable taxes	62,430	87,673	8,765	75,459	-	-	-	87	-	87,597	-	322,011
Prepaid Expenses	66	-	-	66	-	-	-	-	-	-	-	132
Receivables from subsidiaries	-	-	-	-	145	-	-	177,403	-	108,983	(286,531)	-
Investments	**5,145,391**	**813**	**-**	**-**	**-**	**7,969**	**247**	**2,340,477**	**-**	**17,286,220**	**(22,257,938)**	**2,523,179**
Property, Plant and Equipment, net	**6,118,013**	**-**	**833,974**	**-**	**365,689**	**283,503**	**53**	**2,912,150**	**22**	**1,143**	**77,556**	**10,592,103**
Intangible Assets	**79,024**	**5,703,686**	**19,844**	**-**	**154,496**	**29**	**123**	**811**	**28**	**1,321**	**373,249**	**6,332,611**
TOTAL	**17,169,945**	**13,434,522**	**1,527,098**	**904,993**	**625,154**	**421,533**	**690,372**	**6,135,031**	**435,529**	**20,073,123**	**(23,104,750)**	**38,312,550**

62

Liabilities - Dec-20	Geração e Transmissão	Distribuição	Telecom	Compagas	Elejor	UEG Araucária	Comercialização	Wind Farms	Costa Oeste SPC, Marumbi SPC and Uirapuru SPC	FDA	Bela Vista	Holding	Eliminations	Consolidated
CURRENT	**2,346,758**	**5,156,702**	**98,908**	**173,144**	**95,465**	**309,265**	**304,379**	**228,743**	**32,185**	**46,027**	**9,655**	**2,063,949**	**(1,210,788)**	**9,654,392**
Social charges and accruals	164,298	451,683	36,263	8,408	377	603	5,579	56	2	-	18	16,759	-	684,046
Associated companies and parent company	6,762	10,567	62	-	-	33,575	257	7,221	260	502	109	283,650	(342,965)	-
Suppliers	282,700	1,632,903	16,986	41,968	2,280	227,158	221,517	22,556	1,459	26,828	8,891	3,184	(197,123)	2,291,307
Income Tax and Social Contribution payable	71,776	584,120	-	-	-	12,430	-	6,403	527	6,568	7	-	-	681,831
Other taxes	47,342	419,029	10,372	7,374	1,492	2,882	3,144	4,135	240	3,439	579	952	(10,372)	490,608
Loans and financing	127,489	16,251	-	-	-	-	-	55,263	7,920	-	-	512,086	(1,332)	717,677
Debentures	751,926	769,742	28,064	20,252	-	-	-	37,519	-	-	-	301,972	(28,064)	1,881,411
Dividends payable	769,108	440,368	-	84,634	-	30,717	29,803	55,528	20,146	-	51	944,274	(1,382,742)	991,887
Post employment benefits	17,634	48,716	2,565	-	-	-	56	34	-	-	-	226	-	69,231
Customer charges due	13,877	15,565	-	-	-	-	-	-	224	4,046	-	-	-	33,712
Research and development and energy efficiency	60,712	305,832	-	-	8,376	1,781	-	-	1,014	2,471	-	-	-	380,186
Payables related to concession	6,673	-	-	-	82,278	-	-	-	-	-	-	-	-	88,951
Sectorial financial liabilities	-	188,709	-	-	-	-	-	-	-	-	-	-	-	188,709
Other accounts payable	9,571	28,953	3,011	1,984	145	117	34	110	-	-	-	279	(3,011)	41,193
Provisions for litigation	16,890	122,426	1,585	8,524	517	2	43,989	39,918	393	2,173	-	567	(1,584)	235,400
NON-CURRENT	**5,240,861**	**8,037,472**	**731,506**	**81,230**	**596,278**	**6,603**	**391,797**	**1,719,043**	**60,897**	**931**	**1,972**	**1,111,732**	**(1,100,568)**	**16,879,754**
Associated companies and parent company	-	-	-	-	-	-	-	283,043	-	-	-	5,851	(288,894)	-
Suppliers	145,145	-	-	-	-	-	-	-	-	-	-	-	-	145,145
Deferred income tax and social contribution	360,079	-	-	28,500	-	-	79,653	13,934	13,155	207	20	-	(11,210)	484,338
Tax liabilities	47,125	567,157	13,401	-	-	4,602	278	343	-	-	-	2,978	(13,401)	622,483
Loans and financing	1,333,066	168,095	-	-	-	-	-	801,117	40,899	-	-	266,682	(139,005)	2,470,854
Debentures	2,243,612	1,601,316	629,526	-	-	-	-	531,825	-	-	-	499,317	(629,526)	4,876,070
Post-employment benefits	413,881	939,269	46,703	10,121	-	643	3,292	545	-	-	-	9,929	-	1,424,383
Research and development and energy efficiency	63,675	218,883	-	-	-	-	-	-	1,543	724	-	-	-	284,825
Payables related to the concession	46,755	-	-	-	596,158	-	-	-	-	-	-	-	-	642,913
Sectorial financial liabilities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other payables	19,521	63,183	8,729	12,468	120	511	86	572	-	-	-	707	(8,729)	97,168
Tax, social security, labor and civil provisions	37,697	6,897	-	29,507	-	-	308,127	85,722	-	-	-	1,936	-	469,886
EQUITY	**10,732,735**	**7,212,914**	**735,179**	**495,060**	**13,490**	**238,211**	**356,923**	**4,413,346**	**392,970**	**605,485**	**208,911**	**19,959,111**	**(25,113,817)**	**20,250,517**
Attributable to controlling shareholders	**10,732,735**	**7,212,914**	**735,179**	**495,060**	**13,490**	**238,211**	**356,923**	**4,413,346**	**392,970**	**605,485**	**208,911**	**19,959,111**	**(25,405,224)**	**19,959,111**
Capital	5,765,226	5,341,443	695,423	220,966	35,503	425,662	159,090	4,478,307	159,941	406,363	194,062	10,800,000	(17,881,986)	10,800,000
Advance for Future Capital Increase	-	-	30,000	-	-	-	27,680	4,534	-	3,145	14,935	-	(80,294)	-
Capital reserves	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Equity valuation adjustments	569,958	(213,925)	446	(2,090)	256	239	(1,437)	1,627	-	-	-	353,349	(355,074)	353,349
Legal Reserves	657,881	263,850	9,310	42,326	-	-	14,689	14,623	17,066	16,155	-	1,209,458	(1,035,900)	1,209,458
Retained earnigs	3,137,130	1,400,828	-	233,858	-	-	156,901	169,521	201,746	-	-	6,088,855	(5,299,984)	6,088,855
Additional proposed dividends	602,540	420,718	-	-	-	-	-	-	14,217	179,822	-	1,507,449	(1,217,297)	1,507,449
Accrued earnings (losses)	-	-	-	-	(22,269)	(187,690)	-	(255,266)	-	-	(86)	-	465,311	-
Attributable to noncontrolling interests	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**291,407**	**291,407**
TOTAL	**18,320,355**	**20,407,089**	**1,565,590**	**749,435**	**705,231**	**554,077**	**1,053,099**	**6,361,132**	**486,052**	**652,443**	**220,538**	**23,134,792**	**(27,425,173)**	**46,784,664**

63

R$'000

Liabilities - Dec/19	Geração e Transmissão	Distribuição	Telecom	Compagas	Elejor	UEG Araucária	Comercialização	Wind Farms	Costa Oeste SPC, Marumbi SPC and Uirapuru SPC	Holding	Eliminations	Consolidated
CURRENT	**1,949,980**	**2,469,159**	**88,294**	**236,190**	**85,647**	**91,066**	**168,016**	**266,997**	**23,526**	**958,871**	**(992,125)**	**5,345,621**
Social charges and accruals	84,111	212,276	20,119	8,530	344	517	2,586	72	49	8,437	3	337,044
Associated companies and parent company	6,682	10,942	-	-	-	-	264	4,968	102	696	(23,654)	-
Suppliers	268,479	1,111,573	24,502	83,034	3,684	59,053	153,037	99,019	722	3,956	(121,779)	1,685,280
Income Tax and Social Contribution payable	298	-	2,350	43,414	4,726	-	-	6,909	586	1,811	38	60,132
Other taxes	112,231	353,649	10,576	15,103	1,346	382	2,591	4,095	230	120	745	501,068
Loans and financing	121,278	30,198	4,807	-	-	-	-	52,829	7,948	39,628	(1,167)	255,521
Debentures	739,788	22,302	18,227	34,547	-	-	-	34,429	-	315,008	-	1,164,301
Dividends payable	464,450	266,050	-	44,179	-	30,718	88	56,754	11,865	588,563	(846,311)	616,356
Post employment benefits	16,904	46,151	2,468	-	-	-	68	35	-	378	-	66,004
Customer charges due	16,208	12,232	-	-	-	-	-	-	68	-	-	28,508
Research and development and energy efficiency	80,406	285,559	-	-	7,640	215	-	-	1,575	-	-	375,395
Payables related to concession	5,631	-	-	-	67,401	-	-	-	-	-	-	73,032
Other accounts payable	10,456	16,967	3,812	1,698	152	177	1	152	-	158	-	33,573
Provisions for litigation	23,058	101,260	1,433	5,685	354	4	9,381	7,735	381	116	-	149,407
NON-CURRENT	**5,470,260**	**4,953,119**	**728,675**	**110,475**	**496,648**	**14,727**	**279,232**	**1,657,311**	**67,302**	**1,861,838**	**(270,870)**	**15,368,717**
Associated companies and parent company	-	-	-	-	-	-	-	177,477	-	145	(177,622)	-
Suppliers	150,174	-	-	-	-	-	-	37,739	-	-	-	187,913
Deferred income tax and social contribution	224,009	-	-	27,387	-	-	30,033	12,982	12,084	-	(12,829)	293,666
Tax liabilities	45,049	600,520	8,684	-	-	4,470	237	337	-	2,817	-	662,114
Loans and financing	1,190,942	154,561	-	-	-	-	-	854,413	48,687	746,075	(107,816)	2,886,862
Debentures	2,940,978	2,330,358	628,953	20,237	-	-	-	547,170	-	797,713	-	7,265,409
Post-employment benefits	294,474	762,625	49,614	8,846	-	390	3,779	546	-	8,658	-	1,128,932
Research and development and energy efficiency	45,195	228,182	-	-	-	8,744	-	-	655	-	-	282,776
Payables related to the concession	43,200	-	-	-	496,355	-	-	-	-	-	-	539,555
Sectorial financial liabilities	-	102,284	-	-	-	-	-	-	-	-	-	102,284
Other payables	12,097	31,895	3,231	13,791	293	911	6	682	-	125	-	63,031
Tax, social security, labor and civil provisions	30,474	7,457	-	39,665	-	-	244,874	25,558	-	1,434	-	349,462
EQUITY	**9,749,705**	**6,012,244**	**710,129**	**558,328**	**42,859**	**315,740**	**243,124**	**4,210,723**	**344,701**	**17,252,414**	**(21,841,755)**	**17,598,212**
Attributable to controlling shareholders	**9,749,705**	**6,012,244**	**710,129**	**558,328**	**42,859**	**315,740**	**243,124**	**4,210,723**	**344,701**	**17,252,414**	**(22,187,553)**	**17,252,414**
Capital	5,765,226	5,341,443	483,323	220,966	35,503	752,721	45,459	4,055,285	159,941	10,800,000	(16,859,867)	10,800,000
Advance for Future Capital Increase	-	-	212,100	-	-	-	25,385	376,903	-	-	(614,388)	-
Equity valuation adjustments	704,677	(107,225)	(2,637)	(1,747)	256	445	(1,921)	1,623	-	591,927	(593,471)	591,927
Legal Reserves	575,402	171,141	17,343	39,345	7,100	-	9,092	11,761	13,335	1,014,248	(844,519)	1,014,248
Retained earnigs	2,529,017	520,092	-	299,764	-	-	165,109	129,009	171,425	4,846,239	(3,814,416)	4,846,239
Accrued earnings (losses)	-	-	-	-	-	(437,426)	-	(363,858)	-	-	801,284	-
Attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-	**345,798**	**345,798**
TOTAL	**17,169,945**	**13,434,522**	**1,527,098**	**904,993**	**625,154**	**421,533**	**690,372**	**6,135,031**	**435,529**	**20,073,123**	**(23,104,750)**	**38,312,550**

64

Income Statement by Company

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66

67

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